PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-216063

Viking Therapeutics, Inc.

9,965,956 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”), of up to 9,965,956 shares of our common stock, par value $0.00001 per share (the “Common Stock”).  The 9,965,956 shares of Common Stock consist of: (i) 5,902,137 shares of Common Stock (the “Shares”), (ii) up to 960,000 shares of Common Stock issuable upon exercise of an outstanding warrant to purchase shares of Common Stock (the “Ligand Warrant”), (iii) up to 82,500 shares of Common Stock issuable upon exercise of an outstanding warrant to purchase shares of Common Stock issued to Laidlaw (as defined below), the sole book-running manager of our initial public offering (the “Laidlaw Warrant” and, together with the Ligand Warrant, the “Warrants”), and (iv) up to 3,021,319 shares of Common Stock issuable upon conversion of an outstanding Secured Convertible Promissory Note issued by us to Ligand Pharmaceuticals Incorporated (“Ligand”) on May 21, 2014 (the “Note”), based on the $1,955,139 in principal amount of the Note currently outstanding, accrued but unpaid interest through May 21, 2017 (the maturity date of the Note) and $1.33, the volume weighted-average closing price of our Common Stock for the 30 days prior to January 31, 2017.  The Ligand Warrant is subject to a blocker provision (the “Warrant Blocker”), which restricts the exercise of the Warrant if, as a result of such exercise, Ligand, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with Ligand’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own in excess of 49.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Ligand Warrant. The Laidlaw Warrant became exercisable on the one year anniversary of the date of issuance, has a term of five years from the date of issuance and has an exercise price of $10.00 per share of Common Stock.

We issued: (i) 4,615,964 of the Shares pursuant to the Master License Agreement we entered into with Ligand and Metabasis Therapeutics, Inc. (“Metabasis”) on May 21, 2014, as amended (the “Master License Agreement”), (ii) 1,286,173 of the Shares pursuant to that certain Stock Purchase Agreement we entered into with PoC Capital, LLC (“PoC Capital”) on February 8, 2017 (the “Stock Purchase Agreement”), (iii) the Note and the Ligand Warrant pursuant to the Loan and Security Agreement we entered into with Ligand on May 21, 2014, and (iv) the Laidlaw Warrant pursuant to that certain Underwriting Agreement we entered into with Laidlaw & Company (UK) Ltd. (“Laidlaw”) as representative of the several underwriters named in Schedule I thereto on April 28, 2015 (the “Underwriting Agreement”).  We are registering the resale of the Shares, the shares of Common Stock underlying the Warrants (the “Warrant Shares”) and the shares of Common Stock into which the Note is convertible (the “Note Shares”) as required by the Registration Rights Agreement we entered into with Ligand and Metabasis on May 21, 2014, as amended (the “Registration Rights Agreement”), the Stock Purchase Agreement and the terms of the Laidlaw Warrant.  The Shares, the Note Shares and the Warrant Shares are sometimes referred to in this prospectus, together, as the “Securities”.

Our registration of the Securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Securities.  The Selling Stockholders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 9 of this prospectus.  We will not receive any of the proceeds from the Securities sold by the Selling Stockholders, other than any proceeds from any cash exercise of Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Securities in this offering.  The Selling Stockholders may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Securities that they are offering pursuant to this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the Securities.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Securities.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 3 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “VKTX”.  On March 24, 2017, the last reported sales price for our Common Stock was $1.19 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2017.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Securities only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time to time up to an aggregate of 9,965,956 shares of our Common Stock in one or more offerings.  If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.  Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Important Information Incorporated by Reference”.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Viking”, “the Company”, “we”, “us”, “our” or similar references mean Viking Therapeutics, Inc.

Viking Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. We have exclusive worldwide rights to a portfolio of five drug candidates in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand. Our lead clinical program is VK5211, an orally available drug candidate, currently in a Phase 2 clinical trial for acute rehabilitation following non-elective hip fracture surgery. Hip fracture is a common injury among persons aged 60 and older. The acute recovery period post-injury is characterized by significant and rapid declines in bone mineral density (“BMD”) and lean body mass, which contributes to substantial morbidity and mortality in these patients. VK5211 is a non-steroidal selective androgen receptor modulator (“SARM”). A SARM is designed to selectively interact with a subset of receptors that have a normal physiologic role of interacting with naturally-occurring hormones called androgens. Broad activation of androgen receptors with drugs, such as exogenous testosterone, can stimulate muscle growth and improve BMD, but often results in unwanted side effects such as prostate growth, hair growth and acne. VK5211 is expected to selectively produce the therapeutic benefits of testosterone in muscle and bone tissue, potentially accelerating rehabilitation and improving patient outcomes. VK5211 is also expected to have improved safety, tolerability and patient acceptance relative to testosterone. We commenced the Phase 2 clinical trial of VK5211 in October 2015 and expect to complete the ongoing Phase 2 trial in mid-2017.

Our second clinical program is VK2809, an orally available, tissue and receptor-subtype selective agonist of the thyroid hormone receptor beta (“TRß”) that is in Phase 2 development for the treatment of patients with hypercholesterolemia and fatty liver disease. VK2809 belongs to a family of novel prodrugs which are cleaved in vivo to release potent thyromimetics. Selective activation of the TRß receptor in liver tissue is believed to favorably affect cholesterol and lipoprotein levels via multiple mechanisms, including increasing the expression of low-density lipoprotein receptors and increasing mitochondrial fatty acid oxidation. We are currently conducting a Phase 2 clinical trial of VK2809 in approximately 80 patients with hypercholesterolemia and fatty liver disease and expect to complete this clinical trial in the second half of 2017. In addition, in February 2017, we announced that we are commencing efforts to utilize VK2809 to potentially help patients who suffer from Glycogen Storage Disease Ia (“GSD Ia”).  GSD Ia is a rare, orphan genetic disease caused by a deficiency of glucose-6-phosphatase, an enzyme responsible for the liver’s production of free glucose from glycogen and gluconeogenesis.  The disease, for which there is no approved treatment, results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatosteatosis, liver failure, development of hepatic adenomas and hepatocellular carcinoma.  Increased triglyceride production and elevated hepatic triglyceride levels are characteristic of GSD Ia and associated with many manifestations of the disease.  GSD Ia is estimated to occur in approximately 1 in every 50,000 – 100,000 births in the United States.  As manifestations of the disease begin to present themselves at birth, a sizeable portion of GSD Ia patients are children. We recently conducted a proof-of-concept study utilizing VK2809 in an in vivo model of GSD Ia. Data demonstrated that treatment with VK2809 led to statistically significant reductions in key metabolic markers of GSD Ia. Assuming ongoing proof-of-concept studies are positive, we then expect to file an Investigational New Drug Application to evaluate VK2809 in a Phase 1 study with GSD Ia patients in the second half of 2017.

We are also developing VK0214 for X-linked adrenoleukodystrophy, a rare X-linked, inherited neurological disorder characterized by a breakdown in the protective barriers surrounding brain and nerve cells. The disease, for which there is no approved treatment, is caused by mutations in a peroxisomal transporter of very long chain fatty acids (“VLCFA”) known as ABCD1. As a result, transporter function is impaired and patients are unable to efficiently metabolize VLCFA. The TRß receptor is known to regulate expression of an alternative VLCFA transporter, known as ABCD2. Various preclinical models have demonstrated that increased expression of ABCD2 can lead to normalization of VLCFA metabolism. Preliminary in vitro data suggest that VK0214 stimulates ABCD2 expression. We are conducting studies of VK0214 in an in vivo model of disease. Pending completion of this work, we expect to commence work directed toward filing an Investigational New Drug Application.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2016.  For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

We were incorporated under the laws of the State of Delaware on September 24, 2012. Since our incorporation, we have devoted substantially all of our efforts to raising capital, building infrastructure and obtaining the worldwide rights to certain technology, including VK5211, VK2809 and VK0214, pursuant to an exclusive license agreement with Ligand, and conducting certain clinical trials and preclinical studies related to these programs. The terms of this license agreement are detailed in the Master License Agreement. A summary of the Master License Agreement can be found in the section entitled “Business —Agreements with Ligand —Master License Agreement” in Part I, Item1 of our Annual Report on Form 10-K filed with the SEC on March 21, 2017.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company.  We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect.  Our business and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 21, 2017, and elsewhere in the documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only.  Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus.  Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Securities by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised for cash.  The exercise price of the Ligand Warrant is $1.50 per share of Common Stock and the exercise price of the Laidlaw Warrant is $10.00 per share of Common Stock.  The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions.  However, the Warrants contain a “cashless exercise” feature that allow the holders to exercise the Warrants without making a cash payment to us in the event that there is no registration statement registering the Warrant Shares. There can be no assurance that any of these Warrants will be exercised by the Selling Stockholders at all or that the Warrants will be exercised for cash rather than pursuant to the “cashless exercise” feature.  To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use such proceeds to provide capital support or for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations.  We do not have any specific plans for acquisitions or other business combinations at this time.  Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants.

The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 9,965,956 shares of our Common Stock.  The 9,965,956 shares of Common Stock to be offered hereby were issued or are issuable, to the Selling Stockholders in connection with (i) the Master License Agreement, (ii) the conversion of the Note, (iii) the exercise of the Ligand Warrant, (iv) the Stock Purchase Agreement, and (v) the exercise of the Laidlaw Warrant.

Pursuant to the terms of the Master License Agreement, we issued an aggregate total of 3,655,964 shares of Common Stock to Ligand and Metabasis. Upon the partial conversion of the Note, we issued 960,000 shares of Common Stock and the Ligand Warrant to Ligand. The Ligand Warrant has an exercise price of $1.50 per share of Common Stock, subject to adjustment as provided in the Ligand Warrant, became exercisable upon issuance, and has a term of five years from the date of issuance. The exercisability of the Ligand Warrant is subject to the Warrant Blocker, as described in the footnotes below. As of the date hereof, $1,955,139 in principal amount remains outstanding under the Note and, based on $1.33, the volume weighted-average closing price of our Common Stock for the 30 days prior to January 31, 2017, and after including accrued but unpaid interest through May 21, 2017 (the maturity date of the Note), the Note will be convertible into up to 3,021,319 shares of Common Stock. Pursuant to the Registration Rights Agreement, we agreed to register the shares of Common Stock issued or issuable pursuant to the Master License Agreement, the conversion of the Note and the exercise of the Ligand Warrant.

Pursuant to the Stock Purchase Agreement, we agreed to register the 1,286,173 shares of Common Stock issued to PoC Capital pursuant thereto.

Pursuant to the Laidlaw Warrant, we agreed to register the 82,500 shares of Common Stock issuable upon exercise thereof. The Laidlaw Warrant has an exercise price of $10.00 per share of Common Stock, subject to adjustment as provided in the Laidlaw Warrant, became exercisable on the one year anniversary of the date of issuance, has a term of five years from the date of issuance and requires us to register the shares of Common Stock issuable pursuant to the exercise thereof.

All of the 9,965,956 shares of Common Stock to be offered hereby were, and will be, issued in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

The shares of Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly.  The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders.  Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the NASDAQ Capital Market or any other market on which our Common Stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement.  See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Securities being registered under this prospectus.  The following table assumes that the Selling Stockholders will sell all of the Securities listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders.  Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act.  Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling

Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Securities, and (3) the Selling Stockholders have sole voting and investment power with respect to all Securities beneficially owned, subject to applicable community property laws.  To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time.  Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of February 8, 2017, by the Selling Stockholders and the number of Securities being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the shares for resale.  The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of February 8, 2017.  As of such date, 22,703,590 shares of Common Stock were outstanding.

	Shares Beneficially Owned Prior to the Offering of Shares for Resale(1)		Maximum Number of Shares of Common Stock to be Offered for Resale Pursuant to this Prospectus	Shares Beneficially Owned After the Offering of Shares for Resale(1)(2)
Name	Number	Percentage	Number	Number	Percentage
Ligand Pharmaceuticals Incorporated	10,842,283 (3)	39.8%	8,597,283	2,245,000	9.7%
Laidlaw & Company (UK) Ltd.	82,500(4)	*	82,500	—	—
PoC Capital, LLC	1,286,173(5)	5.7%	1,286,173	—	—
TOTAL	12,210,956	—	9,965,956	2,245,000	—

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of February 8, 2017) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares.  The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

The number of shares consists of (i) 5,418,490 shares of Common Stock held directly by the Selling Stockholder, (ii) 882,474 shares of Common Stock held by Metabasis Therapeutics, Inc., a wholly owned subsidiary of the Selling Stockholder, (iii) 960,000 shares of Common Stock issuable upon exercise of the Ligand Warrant, except to the extent such exercise is restricted by the Warrant Blocker, (iv) up to 3,021,319 shares of Common Stock issuable upon conversion of the Note (based on the $1,955,139 in principal amount of the Note currently outstanding, accrued but unpaid interest through May 21, 2017 (the maturity date of the Note) and, $1.33, the volume weighted-average closing price of our Common Stock for the 30 days prior to January 31, 2017, and (v) 560,000 shares of Common Stock issuable upon exercise of warrants purchased by the Selling Stockholder in April 2016. Dispositive power with respect to all of the shares held by or issuable to the Selling Stockholder is held by Ligand’s board of directors. Voting power with respect to all of the shares held by or issuable to the Selling Stockholder may be exercised by Ligand’s board of directors and its executive officers.  Each of Ligand’s directors and executive officers disclaims beneficial ownership over the shares held by or issuable to the Selling Stockholder except to the extent of any respective pecuniary interest therein. The business address of the Selling Stockholder is 3911 Sorrento Valley Boulevard, Suite 110 San Diego, CA 92121.

(4)

The number of shares consists of 82,500 shares of Common Stock issuable upon exercise of the Laidlaw Warrant held by Laidlaw & Company (UK) Ltd (“Laidlaw”). Voting and dispositive power with respect to the 82,500 shares issuable to the Selling Stockholder is held by Matthew Eitner, who is the chief executive officer of the Selling Stockholder.  The Selling Stockholder is a registered broker-dealer with the Financial Industry Regulatory Authority, Inc.  and acted as the sole book-running manager of the Company’s initial public offering in 2015. The business address of the Selling Stockholder is 546 Fifth Avenue, 5th Floor, New York, NY 10036.

(5)

Voting and dispositive power with respect to the 1,286,173 shares held by the Selling Stockholder is held by Daron Evans who is the Managing Director of the Selling Stockholder.  The business address of the Selling Stockholder is 2995 Woodside Rd., Suite 400-121, Woodside, CA 94062, Attn: Daron Evans.

Indemnification

Under the Securities Purchase Agreements and the Underwriting Agreement, in the case of Laidlaw, we have agreed to indemnify the Selling Stockholders of the Securities against certain losses, claims, damages, liabilities, settlement costs and expenses, including liabilities under the Securities Act.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued to the Selling Stockholders, shares of Common Stock issuable upon exercise of the Warrants previously issued to certain of the Selling Stockholders and shares of Common Stock issuable upon conversion of the Note previously issued to one of the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock, the Warrants and the Note from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in short sales;
•	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	in sales pursuant to Rule 144;
•	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock, the Warrants or the Note owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders, individually and not severally, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, the Stock Purchase Agreement and the terms of the Laidlaw Warrant, estimated to be $131,813 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, the Registration Rights Agreement, the Laidlaw Warrant, the Stock Purchase Agreement and our registration rights agreement with Aspire Capital, each of which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 300,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

As of January 31, 2017, there were 21,417,417 shares of our Common Stock outstanding, held by approximately 18 stockholders of record, not including beneficial holders whose shares are held in names other than their own. Our board of directors is authorized, without stockholder approval except as required by the rules and listings standards of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors, and it establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Common Stock are, and the shares of our Common Stock to be issued pursuant to this prospectus or which may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, or upon exercise of warrants or units to be issued pursuant to this prospectus, will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Equity Awards

As of January 31, 2017, options to purchase 1,610,371 shares of our Common Stock with a weighted-average exercise price of $2.91 per share were outstanding, restricted stock awards representing an aggregate of 307,096 shares of our Common Stock were unvested and outstanding, and restricted stock units representing 80,625 shares of our Common Stock were outstanding.

Outstanding Warrants

As of January 31, 2017, in addition to the Warrants we are registering hereunder, warrants to purchase an aggregate of 8,625,000 shares of our Common Stock with a weighted-average exercise price of $1.50 per share were outstanding. Our warrants to purchase an aggregate of 8,625,000 shares of our Common Stock issued in April 2016 are listed on the Nasdaq Capital Market under the symbol “VKTXW”.

Ligand Convertible Note

As of January 31, 2017, the aggregate outstanding principal amount under the Note, plus all accrued and previously unpaid interest thereon, was approximately $1,994,106. We may repay any portion of the outstanding principal amount of the loans under the Note, plus accrued and previously unpaid interest thereon, by delivering a notice to Ligand (the “Additional Repayment Notice”) specifying the amount that we wish to repay (the “Additional Payment Amount”). Ligand will have five days to elect to receive the Additional Payment Amount in cash, our equity securities or a combination of cash and our equity securities. If Ligand does not make an election within such five-day period, the form of the Additional Payment Amount will be at our sole election and discretion, subject to the number of equity securities being reduced to the extent that the issuance of such equity securities would increase Ligand’s beneficial ownership of our Common Stock to greater than 49.9%. To the extent that any portion of an Additional Payment Amount will be paid in the form of our equity securities, we will issue to Ligand, with respect to the portion of the Additional Payment Amount that will be paid in our equity securities, such number of shares of our Common Stock equal to the greater of (a) such number of shares of Common Stock equal to the quotient obtained by dividing the Additional Payment Amount by the volume weighted-average closing price of our Common Stock for the 30 days prior to the date we deliver the Additional Repayment Notice, and (b) such number of shares of Common Stock equal to the quotient obtained by dividing the Additional Payment Amount by $8.00 (subject to adjustment for stock dividends, splits, combinations or similar transactions). Each $1.00 of any Additional Payment Amount will reduce the amount of accrued and unpaid interest and then unpaid principal amount under the Note by $0.50.

Registration Rights

On May 21, 2014, we entered into the Registration Rights Agreement pursuant to which we agreed, among other things, that we will file with the SEC, by no later than January 23, 2017, a Registration Statement under the Securities Act that covers the resale of (1) the securities issued by us to Ligand pursuant to the Master License Agreement we previously entered into with Ligand and the securities issuable by us to Ligand pursuant to the Ligand Note (collectively, the “Viking Securities”), (2) the shares of our Common Stock issued or issuable upon conversion of the Viking Securities, if applicable, and (3) the shares of our Common Stock issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Viking Securities.

We issued to Laidlaw as part of the compensation under the Underwriting Agreement the Laidlaw Warrant to purchase an aggregate of 82,500 shares of our Common Stock. Pursuant to the terms of the Laidlaw Warrant, the holders of 51% of the shares issuable upon exercise of the Laidlaw Warrant (the “Registrable Warrant Shares”) have the right to demand, on one occasion, the registration by us of the Registrable Warrant Shares. Additionally, we have agreed under the terms of the Laidlaw Warrant to provide the holder of the Registrable Warrant Shares with certain piggyback registration rights.

On February 8, 2017, we issued to PoC Capital an aggregate of 1,286,173 shares of Common Stock pursuant to the Stock Purchase Agreement.  Under the terms of the Stock Purchase Agreement, we agreed to file with the SEC, by no later than February 23, 2017, a Registration Statement under the Securities Act that covers the resale of all of the 1,286,173 shares of Common Stock issued to PoC Capital.

We are registering 9,965,956 shares of Common Stock for resale pursuant to the registration statement of which this prospectus forms a part as required by the Registration Rights Agreement, the Stock Purchase Agreement and the Laidlaw Warrant.

On August 24, 2016, we entered into a Registration Rights Agreement with Aspire Capital (the “Aspire Registration Rights Agreement”), pursuant to which we agreed to file with the SEC one or more registration statements as necessary to register for sale under the Securities Act shares of Common Stock that we issued or may issue to Aspire Capital under that certain Common Stock Purchase Agreement by and between us and Aspire Capital. We filed a registration statement registering such shares of Common Stock for resale on September 2, 2016, and the registration statement was declared effective on September 21, 2016.

Anti-Takeover Provisions

Certain provisions of Delaware law, along with certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) regulating corporate takeovers. In general, those provisions prohibit a public Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date of the transaction, the transaction is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	In general, Section 203 of the DGCL defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning, or who within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes relating to the control of our board of directors or management team, including the following:

•

Board of Directors Vacancies.  Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors can be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•

Classified Board.  Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of our company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Stockholder Action; Special Meeting of Stockholders.  Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder (in the capacity as a stockholder) from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting.  The DGCL provides that stockholders may cumulate votes in the election of directors if the corporation’s certificate of incorporation allows for such mechanism. Our amended and restated certificate of incorporation does not provide for cumulative voting.

•	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.

•

Exclusive Jurisdiction for Certain Actions.  Our amended and restated bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware, unless we otherwise consent. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

•

Amendment of Charter Provisions.  Any amendment of the above provisions in our amended and restated certificate of incorporation, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the affirmative vote of the holders of at least 66 2/3% of our then outstanding common stock.

•

Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and the warrants we issued in April 2016 is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “VKTX”. Our warrants issued in April 2016 are listed on the Nasdaq Capital Market under the symbol “VKTXW”.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock offered by this prospectus, and any supplement thereto, will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report (which includes an explanatory paragraph as to Viking Therapeutics, Inc.’s ability to continue as a going concern), given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Viking Therapeutics, Inc.  The SEC’s Internet site can be found at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 21, 2017;
(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017; and
(c)

The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-37355), filed with the SEC on April 23, 2015, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Viking Therapeutics, Inc.

12340 El Camino Real, Suite 250

San Diego, California 92130

Telephone: (858) 704-4660

VIKING THERAPEUTICS, INC.

9,965,956 SHARES OF COMMON STOCK

PROSPECTUS

March 27, 2017

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.